Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for Second Quarter and First Six Months of Fiscal 2017

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 5, 2017--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported sales and net income for the three and six months ended March 25, 2017. Net sales totaled $946.2 million and net income totaled $9.2 million for the second quarter ended March 25, 2017, compared with $924.3 million and $14.4 million, respectively, for the second quarter of fiscal year 2016.

Net sales totaled $1.93 billion and net income totaled $23.0 million for the six months ended March 25, 2017, compared with $1.88 billion and $27.3 million, respectively, for the six months ended March 26, 2016.

The prior year three- and six-month periods ended March 2016 benefitted from extra Easter sales. Easter occurred in March 2016 and benefitted second quarter 2016 sales. For 2017, Easter occurred in April and will benefit sales and earnings for the third quarter of this fiscal year. Milder winter weather in the current year also adversely impacted fiscal 2017 sales and earnings compared with fiscal 2016.

Robert P. Ingle II, Chairman of the Board, stated, “Our stores reported higher sales in the second quarter as we continued to deliver a great shopping experience to our customers. We expect our planned investments in new and existing stores to contribute to our long-term performance.”

Second Quarter Results

Net sales increased by $21.9 million, or 2.4%, to $946.2 million for the three months ended March 25, 2017, from $924.3 million for the three months ended March 26, 2016. Excluding gasoline sales and the effect of extra 2016 Easter sales, retail grocery comparable store sales were essentially level, decreasing 0.3% over the comparative fiscal second quarters. Higher gasoline sales (both in dollars and gallons) offset the negative comparable impact of Easter sales, as described above. The number of customer transactions (excluding gasoline) increased 0.2%, while the comparable average transaction size (excluding gasoline) decreased 0.8% compared with the same quarter last year.

Gross profit for the March 2017 quarter totaled $228.1 million, slightly lower than gross profit of $228.7 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.1% for the March 2017 quarter compared with 24.7% for the March 2016 quarter. Excluding gasoline sales, retail gross margin increased seven basis points comparing the March 2017 and March 2016 fiscal quarters.

Operating and administrative expenses for the March 2017 quarter totaled $203.0 million, compared with $196.1 million for the March 2016 quarter. Increased personnel costs accounted for most of the increase.

Interest expense totaled $11.7 million for the three-month period ended March 25, 2017, and $11.2 million for the three-month period ended March 26, 2016. Total debt at the end of March 2017 was $876.5 million compared with $907.7 million at the end of March 2016.

Net income totaled $9.2 million for the three-month period ended March 25, 2017, compared with $14.4 million for the three-month period ended March 26, 2016. Basic and diluted earnings per share for Class A Common Stock were $0.47 and $0.45, respectively, for the quarter ended March 25, 2017, compared with $0.73 and $0.71, respectively, for the quarter ended March 26, 2016. Basic and diluted earnings per share for Class B Common Stock were $0.42 for the quarter ended March 25, 2017, and $0.66 for the quarter ended March 26, 2016.

First Half Results

First half fiscal 2017 and 2016 sales totaled $1.93 billion and $1.88 billion, respectively. Retail comparable store sales, excluding the effect of gasoline and extra 2016 Easter sales increased 0.8%. The number of customer transactions (excluding gasoline) increased 1.2%, while the comparable average transaction size (excluding gasoline) decreased 0.2% compared with the first half of last fiscal year.

Gross profit for the six months ended March 25, 2017, increased 2.4% and totaled $465.2 million compared with $454.4 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 24.1% for the March 2017 six-month period compared with 24.2% for the March 2016 six-month period. Retail segment gross profit as a percentage of sales, excluding gasoline sales, increased 24 basis points comparing the first half of fiscal 2017 with the same fiscal 2016 period.

Operating and administrative expenses totaled $409.3 million for the six months ended March 25, 2017, and $390.2 million for the six months ended March 26, 2016. Interest expense decreased slightly to $23.0 million for the six-month period ended March 25, 2017, compared with $23.2 million for the six-month period ended March 26, 2016.

Net income totaled $23.0 million for the six-month period ended March 25, 2017, compared with $27.3 million for the six-month period ended March 26, 2016. Net income, as a percentage of sales, was 1.2% for the six months ended March 25, 2017, compared with 1.5% for the six months ended March 26, 2016. Basic and diluted earnings per share for Class A Common Stock were $1.17 and $1.13, respectively, for the six months ended March 25, 2017, compared to $1.39 and $1.35, respectively, for the six months ended March 26, 2016. Basic and diluted earnings per share for Class B Common Stock were each $1.06 for the six months ended March 25, 2017, compared with $1.26 of basic and diluted earnings per share for the six months ended March 26, 2016.

Capital expenditures for the March 2017 six-month period totaled $59.4 million, compared with $71.2 million for the March 2016 six-month period. Capital expenditures this year are focused on stores scheduled to open later this year as well as ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $140 million.

The Company currently has $158.8 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2016 Form 10-K and 2017 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 25,	March 26,	March 25,	March 26,
	2017	2016	2017	2016
Net sales	$946,152	$924,312	$1,928,910	$1,875,426
Gross profit	228,085	228,718	465,170	454,357
Operating and administrative expenses	203,023	196,148	409,320	390,220
(Loss) gain from sale or disposal of assets	(10)	557	1,368	621
Income from operations	25,052	33,127	57,218	64,758
Other income, net	776	534	1,439	1,140
Interest expense	11,720	11,225	23,032	23,202
Income taxes	4,957	8,078	12,650	15,358
Net income	$9,151	$14,358	$22,975	$27,338

Basic earnings per common share – Class A	$0.47	$0.73	$1.17	$1.39
Diluted earnings per common share – Class A	$0.45	$0.71	$1.13	$1.35
Basic earnings per common share – Class B	$0.42	$0.66	$1.06	$1.26
Diluted earnings per common share – Class B	$0.42	$0.66	$1.06	$1.26

Additional selected information:
Depreciation and amortization expense	$27,833	$26,415	$54,913	$52,392
Rent expense	$3,444	$3,525	$6,809	$6,878

Condensed Consolidated Balance Sheets (Unaudited)

	March 25,		September 24,
	2017		2016
ASSETS
Cash and cash equivalents	$6,104		$5,680
Receivables-net	63,544		61,735
Inventories	348,068		343,881
Other current assets	12,733		7,191
Property and equipment-net	1,251,374		1,247,882
Other assets	21,370		20,109
TOTAL ASSETS	$1,703,193		$1,686,478

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$10,062		$10,001
Accounts payable, accrued expenses and current portion of other long-term liabilities	230,110		231,604
Deferred income taxes	71,413		71,449
Long-term debt	866,422		866,473
Other long-term liabilities	38,532		36,776
Total Liabilities	1,216,539		1,216,303
Stockholders' equity	486,654		470,175

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,703,193		$1,686,478

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer